Exhibit 99.1

News Release

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (June 30, 2008)
BAKER FILES 2007 FORM 10-K; RESTATES FINANCIAL RESULTS FOR 2006 AND FIRST THREE QUARTERS OF 2007
     PITTSBURGH — Michael Baker Corporation (Amex:BKR) today announced the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which includes the restatement of the Company’s consolidated financial statements for the year ended December 31, 2006, and the first three quarters of 2007. As outlined in the filing with the Securities and Exchange Commission, Baker has restated these 2006 and 2007 financial statements as a result of the Company’s identification of accounting errors related to revenue recognition in its Energy business segment. The complete copy of the Form 10-K can be found on the Investor Relations portion of Baker’s website at www.mbakercorp.com.
     For 2007, the Company reported net income of $19.3 million, or $2.18 per diluted common share, on revenues of $727 million, compared to restated net income of $10.3 million, or $1.19 per diluted common share, on revenues of $647 million in 2006. The significant increase in net income was driven primarily by the favorable impact of project incentive awards received during the year, improved utilization in the Engineering business segment, and a reduction in the Company’s overall selling, general and administrative expenses.
     The Company’s Engineering business segment’s revenues in 2007 were $401 million, compared to revenues of $380 million in 2006. Contributing to this year-over-year revenue growth was an increase of $6.9 million in project incentive awards. The Company’s Energy business segment’s revenues in 2007 were $326 million, compared to restated revenues of $267 million in 2006, with the growth coming primarily from revenue increases associated with the segment’s onshore managed services contracts in Wyoming, Alabama and Alaska.
     Operating income before corporate overhead allocations in the Engineering segment for 2007 was $46.2 million, an increase of 53 percent compared to the operating income before corporate overhead allocations for 2006. Operating income before corporate overhead in the Energy business for 2007 was $6.2 million, a 39 percent decrease from the restated operating income before corporate overhead allocations for 2006.
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BAKER FILES 2007 FORM 10-K
     Total backlog for the Engineering and Energy businesses at year-end 2007 was $1.31 billion, compared to $1.30 billion at year-end 2006. Of these totals, $425.6 million and $337.3 million, respectively, are considered funded backlog for the Engineering segment. At December 31, 2007, $57 million of funded backlog related to the Company’s FEMA Map Modernization contract, compared to $64 million at December 31, 2006.
     From a balance sheet perspective, as of December 31, 2007, the Company had no long-term debt and a cash balance of approximately $22 million.
     Commenting on the 2007 results, President and Chief Executive Officer Bradley L. Mallory said, “We are pleased to have completed the restatement and to be able to report our outstanding 2007 financial performance. We can now place our complete focus on executing our business strategy for the Company, which includes growing our core Engineering business, both organically and through acquisition; resuming our evaluation of strategic alternatives, including a potential sale of our Energy business; and continuing to make the necessary process improvements which will contribute to increasing our profitability on a consistent basis.” He added that the Company has now met its deadline of June 30 for filing its 2007 Form 10-K, and remains on track to regain compliance with the American Stock Exchange listing standards by filing its quarterly report on Form 10-Q for the period ended March 31, 2008, with the Securities and Exchange Commission by July 31, 2008.
Conference Call
     Baker will hold a conference call and webcast at 10:00 a.m. EDT on Wednesday, July 2, to discuss these results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the Investor Relations portion of Baker’s website at www.mbakercorp.com.
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, environmental, facilities, geospatial information technologies, pipelines and utilities, transportation, water/wastewater, and oil & gas. With more than 4,000 employees in over 50 offices across the United States and internationally, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems; late SEC filings; and, the restatement of financial results. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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ADD TWO — BAKER 2007 FINANCIAL RESULTS
FINANCIAL SUMMARY
(In thousands, except earnings per share)
Fourth Quarter Operating Results
(Unaudited)

		Restated
	2007	2006
Revenues	$195,836	$176,442

Gross profit	28,448	23,799

Income from operations	10,406	10,756

Income before taxes	11,186	12,363

Net income	$7,191	$8,443

Net income per share:
Basic	0.82	0.98
Diluted	$0.80	$0.98

Full Year Operating Results
(Audited)

		Restated
	2007	2006
Revenues	$726,965	$646,668

Gross profit	100,496	86,030

Income from operations	31,375	16,206

Income before taxes	33,725	18,329

Net income	$19,340	$10,332

Net income per share:
Basic	2.21	1.21
Diluted	$2.18	$1.19

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ADD THREE — BAKER 2007 FINANCIAL RESULTS
Segment Results
(In millions)

	For the three months		For the year
	ended December 31,		ended December 31,
	2007	2006-Restated	2007	2006-Restated

Revenues
Engineering	$111.8	$98.2	$401.5	$380.1
Energy	84.0	78.2	325.5	266.6

Total revenues	$195.8	$176.4	$727.0	$646.7

Income from operations before Corporate overhead
Engineering	$12.5	$9.7	$46.2	$30.1
Energy	2.7	6.9	6.2	10.2

Total segment income from operations before Corporate overhead	15.2	16.6	52.4	40.3

Less: Corporate overhead
Engineering	(3.3)	(4.1)	(14.0)	(16.5)
Energy	(1.3)	(1.6)	(5.3)	(6.2)

Total Corporate overhead	(4.6)	(5.7)	(19.3)	(22.7)

Total income/(loss) from operations
Engineering	9.2	5.6	32.2	13.6
Energy	1.4	5.3	0.9	4.0
Other Corporate income/(expense)	(0.2)	(0.1)	(1.7)	(1.4)

Total income from operations	$10.4	$10.8	$31.4	$16.2

Backlog
(In millions)

	At 12/31/07	At 12/31/06
Engineering
Funded	$425.6	$337.3
Unfunded	696.6	719.8

Total Engineering	1,122.2	1,057.1
Energy	191.7	238.6

Total	$1,313.9	$1,295.7

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ADD FOUR — BAKER 2007 FINANCIAL RESULTS
Condensed Balance Sheet
(In thousands)

		Restated
	At 12/31/07	At 12/31/06
ASSETS
Cash and cash equivalents	$22,052	$13,182
Receivables, net	109,453	97,815
Unbilled revenues	88,214	92,341
Prepaid expenses and other	14,718	16,044

Total current assets	234,437	219,382

Property, plant and equipment, net	16,776	21,323
Goodwill and other intangible assets, net	17,367	17,575
Other long-term assets	7,770	5,636

Total assets	$276,350	$263,916

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$55,940	$55,173
Accrued compensation and insurance	41,974	38,173
Other accrued expenses	36,123	41,767
Billings in excess of revenues	15,771	17,042

Total current liabilities	149,808	152,155

Other long-term liabilities	11,485	18,140

Total liabilities	161,293	170,295

Common Stock	9,306	9,194
Additional paid-in capital	47,356	44,676
Retained earnings	63,060	44,671
Other comprehensive income/(loss)	96	(159)
Less — Treasury shares	(4,761)	(4,761)

Total shareholders’ investment	115,057	93,621

Total liabilities & shareholders’ investment	$276,350	$263,916

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